Exhibit 99.1

CONSENT OF PIPER JAFFRAY & CO.

Board of Directors

First Connecticut Bancorp, Inc.

One Farm Glen Boulevard

Farmington, CT 06032

Members of the Board:

We hereby consent to the inclusion of our opinion letter, dated June 18, 2018, to the Board of Directors of First Connecticut Bancorp, Inc., a Maryland corporation (the “Company”), as Annex B to the proxy statement/prospectus contained in that certain Registration Statement of People’s United Financial, Inc., a Delaware corporation (“People’s United Financial”), on Form S-4 (the “Registration Statement”) relating to the proposed agreement and plan of merger involving the Company and People’s United Financial, and references made to our firm and such opinion in the Registration Statement. In giving such consent, we do not admit that we come within the category of persons whose consent is required under, nor do we admit that we are “experts” for purposes of, the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

Boston, Massachusetts

July 25, 2018